Exhibit 10.17

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (this “Amendment”) is entered into this 31 day of May, 2012 (the “Effective Date”), by and between BP MV TECHNOLOGY PARK LLC, a Delaware limited liability company (“Landlord”) and COUPONS.COM INCORPORATED, a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant entered into to that certain Office Lease dated December 22, 2010 (the “Original Lease”), whereby Landlord leased to Tenant and Tenant leased from Landlord the premises located at 520 Logue Avenue, Mountain View, California (the “520 Building”) containing approximately 25,700 rentable square feet, as further described in the Lease (the “Original Premises”).

B. Tenant previously entered into that certain Sublease dated as of September 30, 2011, as amended by that certain First Amendment to Sublease dated as of March 31, 2012, and as amended by that certain Second Amendment to sublease dated as of April 30, 2012 (the “500/510 Sublease”) by and between Tenant and Clearwell Systems, predecessor-in-interest to Symantec Corporation, a Delaware corporation (“Sub-Landlord”), whereby Tenant subleases from Sub-Landlord (i) approximately twenty three thousand two hundred thirteen (23,213) rentable square feet from Sub-Landlord in that building located at 510 Logue Avenue in Mountain View, California (the “510 Building”) and (ii) approximately seventeen thousand two hundred fifty (17,250) rentable square feet in that building located at 500 Logue Avenue in Mountain View, California (the “500 Building”). Landlord approved the 500/510 Sublease between Tenant and Sub-Landlord in that certain Consent to Sublease dated as of October 6, 2011 and that certain Consent to Sublease dated as of April 30, 2012. The Lease between Landlord and Sub-Landlord for the 500 Building and the 510 Building dated May 27, 2010, as amended, is herein referred to as the “Master Lease,” and the 500 Building and 510 Building are referred to collectively as the “Expansion Premises.”

C. Tenant desires to (i) upon the expiration of the 500/510 Sublease, enter into a direct lease of the Expansion Premises with Landlord and (ii) make certain other modifications to the Original Lease, and in connection therewith Landlord and Tenant desire to amend the Original Lease on the terms and conditions contained herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Recitals. The foregoing recitals are true and correct and are incorporated herein by this reference.

2. Defined Terms. All capitalized terms used in this Amendment that are not defined herein shall have the meanings as defined in the Original Lease. From and after the Effective Date, all references in the Original Lease and herein to the “Lease” shall mean and refer to the Original Lease as amended hereby.

3. Expansion of Existing Premises. Effective as of December 1, 2012 (the “Expansion Premises Commencement Date”), Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Premises. Landlord and Tenant hereby acknowledge and agree that (i) the rentable square footages of the Expansion Premises shall be as set forth in Recital B above, and shall not be subject to remeasurement or modification during the Expansion Premises Term, as that term is defined in Section 4 below, and (ii) the addition of the Expansion Premises to the Original Premises shall, effective as of the Expansion Premises Commencement Date, increase the size of the Premises to approximately sixty-six thousand one hundred sixty-three (66,163) rentable square feet. Effective as of the Expansion Premises Commencement Date, and continuing thereafter throughout the Expansion Premises Term, the Original Premises and the Expansion Premises shall collectively be referred to as the “Premises.” Effective as of the Expansion Premises Commencement Date, and continuing thereafter throughout the Expansion Premises Term, the 520 Building, the 510 Building and the 500 Building shall collectively be referred to as the “Building.”

4. Expansion Premises Term. Landlord and Tenant acknowledge and agree that the 500/510 Sublease between Tenant and Sub-Landlord is scheduled to expire on November 30, 2012 pursuant to the terms of the 500/510 Sublease. The term of Tenant’s Lease with Landlord of the Expansion Premises shall commence on the Expansion Premises Commencement Date and shall expire on December 31, 2016 (the “Expansion Premises Expiration Date”), unless sooner terminated in the Lease. The period of time commencing on the Expansion Premises Commencement Date and terminating on the Expansion Premises Expiration Date shall be referred to the “Expansion Premises Term.” The Expansion Premises Term shall be coterminous with the term of the Original Premises.

5. Expansion Premises; Base Rent. Notwithstanding anything contrary set forth in the Lease, prior to the Expansion Premises Commencement Date, Tenant shall continue to pay Base Rent for the 520 Building in accordance with the terms of the Lease. Commencing on the Expansion Premises Commencement Date, Tenant shall continue to pay Base Rent for the 520 Building in accordance with the terms of the Lease and Tenant shall pay Base Rent for the Expansion Premises as set forth below:

Period During Expansion Premises Term	Monthly Installment of Base Rent for 500 Building	Monthly Installment of Base Rent for 510 Building	Monthly Installment of Base Rent for Expansion Premises
December 1, 2012 - November 30, 2013	$38,812.50	$52,229.25	$91,041.75
December 1, 2013 - November 30, 2014	$39,976.88	$53,796.13	$93,773.01
December 1, 2014 - November 30, 2015	$41,176.18	$55,410.01	$96,586.19
December 1, 2015 - November 30, 2016	$42,411.47	$57,072.31	$99,483.78
December 1, 2016 - December 31, 2016	$43,683.81	$58,784.48	$102,468.29

6. Expansion Premises; Tenant’s Share. Notwithstanding anything contrary set forth in the Lease, prior to the Expansion Premises Commencement Date, Tenant shall continue to pay Tenant’s Share of Building Direct Expenses for the 520 Building in accordance with the terms of the Lease. Commencing on the Expansion Premises Commencement Date, Tenant’s Share with respect (i) to the Original Premises shall be One Hundred Percent (100%) of the Building (18.9978% of the Project), and (ii) the Expansion Premises shall be (a) One Hundred Percent (100%) of the 510 Building (17.1594% of the Project) and (b) One Hundred Percent (100%) of the 500 Building (12.7514% of the Project). Section 6 of the Summary and Section 4.2.8 of the Lease are hereby amended accordingly.

7. First Month’s Rent; Security Deposit. At the time of Tenant’s execution of this Amendment, Tenant shall pay to Landlord (i) rent attributable to the Expansion Premises for the first month of the Expansion Premises Term, including monthly Base Rent and the estimated monthly Tenant’s Share of the Building Direct Expenses attributable to the Expansion Premises, and (ii) a security deposit in the amount of Ninety-Five Thousand Three Hundred Sixty Nine and 08/100 Dollars ($95,369.08) (the “Additional Security Deposit”), which Additional Security Deposit shall be added to the Existing Security Deposit (as defined below) and retained by Landlord in accordance with Article 21 of the Lease. Landlord acknowledges and agrees that Tenant previously deposited with Landlord Thirty Four Thousand Six Hundred Ninety-Five and 00/100 Dollars ($34,695.00) (the “Existing Security Deposit”) to be held by Landlord as security under the Lease in accordance with Article 21 of the Lease. Landlord further acknowledges and agrees that no portion of the Existing Security Deposit has been applied by Landlord pursuant to Article 21 of the Lease. Effective upon Tenant’s delivery of the Additional Security Deposit to Landlord, Section 8 of the Summary shall be amended by replacing the number “$34,695.00” therein with the number “$130,064.08,” which number represents the total amount of the Security Deposit held by Landlord under the Lease.

8. Condition of Premises. Tenant hereby acknowledges that Tenant is currently in possession of the Original Premises and the Expansion Premises and that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Original Premises, the Expansion Premises, the Buildings or the Project, or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business. Except for the Tenant

Improvement Allowance described below, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Original Premises or the Expansion Premises, and Tenant shall (i) continue to accept the Original Premises in its presently existing, “as-is” condition and (ii) accept the Expansion Premises on the Expansion Premises Commencement Date in its then existing, “as-is” condition. Tenant hereby acknowledges and agrees that any improvements, alterations, additions or changes to the Original Premises or the Expansion Premises, including the Tenant Improvements, as defined hereinbelow, shall be completed pursuant to the terms and conditions of Article 8 of the Lease. Notwithstanding anything to the foregoing, Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”), in the amount of One Hundred Eighty One Thousand Four Hundred Ninety Two and No/100 Dollars ($181,492.00), for the hard and soft costs relating to the remodeling and construction of Tenant’s improvements which are permanently affixed to the Premises (the “Tenant Improvements”). Landlord agrees that Tenant shall have the right to apply the Tenant Improvement Allowance to (i) Tenant’s intended upgrade of the restrooms located in the Original Premises, (ii) Tenant Improvements constructed by Tenant in the Expansion Premises after the Expansion Premises Commencement Date and/or (iii) Tenant Improvements constructed by Tenant in the Expansion Premises between April 30, 2012 and the Expansion Premises Commencement Date (any such Tenant Improvements, the “Pre-Term Tenant Improvements”), provided, however, that any Pre-Term Tenant Improvements shall be completed pursuant to the terms and conditions of the 500/510 Sublease and the Master Lease (including Article 8 thereof) and not Article 8 of the Lease (the 500/510 Sublease and the Master Lease or the Lease, as applicable, hereinafter referred to as the “governing documents”). Tenant acknowledges and agrees that Tenant shall construct any Tenant Improvements in accordance with the applicable governing documents, at its sole cost. Upon completion of any such Tenant Improvements, upon request by Tenant and Tenant’s full compliance with all the requirements relating to such Tenant Improvements set forth in the applicable governing documents, Landlord shall apply the Tenant Improvement Allowance first, to amounts due to Landlord (as expressly described in Section 8.3 of either the Lease or the Master Lease, as applicable, and subject to the limitations set out therein) and reasonable, actual, out-of-pocket costs and expenses actually incurred by Landlord related thereto (as expressly described in Section 8.3 of either the Lease or the Master Lease, as applicable, and subject to the limitations set out therein) or second, to reimburse amounts paid by Tenant directly to its contractors in compliance with the requirements set forth in Article 8 of the Lease or the Master Lease, as applicable. In no event shall Landlord be obligated to make disbursements pursuant to this Section 8 in a total amount which exceeds the Tenant Improvement Allowance. In the event that the Tenant Improvement Allowance is not fully disbursed by Landlord to, or on behalf of, Tenant on or before November 30, 2013, then such unused amounts shall revert to Landlord, and Tenant shall have no further rights with respect thereto.

9. Termination Option. Effective as of the Effective Date, Section 2.4 of the Original Lease shall be deleted in its entirety and shall be replaced with the following, which shall be applicable to the Premises:

“2.4 Termination Right. Provided that Tenant is not in monetary default (beyond any applicable notice and cure periods) under the terms and conditions of this Lease or non-monetary default (beyond any applicable notice and cure periods) under the terms and conditions of this Lease as of the time of exercise of the “Termination Right” (as defined below), Landlord hereby grants to Tenant a right to terminate this Lease (the “Termination Right”) upon strict compliance with the terms and conditions hereinafter set forth: (i) Tenant may only exercise the Termination Right such that it is effective as of November 30, 2015 (the “Termination Date”), (ii) Tenant must provide Landlord with written notice (the “Termination Notice”) not later than June 1, 2015, that it intends to exercise the Termination Right and terminate the Lease upon the Termination Date, and (iii) Tenant shall include with the Termination Notice check made payable to Landlord, in an amount equal to the sum of (a) Landlord’s then “Unamortized Brokerage Commissions” (as defined below), plus, (b) Landlord’s then “Unamortized Abated Rent” (as defined below) plus, (c) Landlord’s then “Unamortized Tenant Improvement Allowance” (as defined below) (the “Termination Payment”). Landlord grants the Termination Right contained herein to Tenant in consideration of Tenant’s strict compliance with the provisions hereof, including, without limitation, the manner and time of exercise of the Termination Right and the timely payment of the Termination Payment. In the event of any failure by Tenant to exercise the Termination Right in strict accordance with the terms and conditions set forth herein, it may be deemed, at the option of Landlord, that Tenant has waived any right to exercise the Termination Right. Landlord and Tenant hereby agree that with respect to the Termination Right available to Tenant, the Termination Payment shall be Two Hundred Twelve Thousand Five Hundred Sixty-Six and 59 /100 dollars ($212,566.59). The Termination Right granted herein is personal to the Original Tenant under the Lease and, notwithstanding any consent of Landlord to an assignment of the Lease or a sublet under the Lease, may not be assigned or transferred by such Tenant to any assignee or subtenant, except in connection with a Permitted Transfer.

As used herein, the term “Unamortized Brokerage Commissions” shall mean a dollar amount determined as follows. Any and all brokerage commissions or fees paid by Landlord in connection with this Lease (the “Brokerage Commissions”) shall be amortized on a straight-line basis over the applicable Lease Term with interest thereon at the rate of five percent (5%) per annum. All Brokerage Commissions that remain unamortized as of the Termination Date shall be deemed to be the “Unamortized Brokerage Commissions.”

As used herein, the term “Unamortized Abated Rent” shall mean a dollar amount determined as follows. Any and all Base Rent abated by Landlord in connection with this Lease (the “Abated Rent”) shall be amortized on a straight-line basis over the Lease Term with interest thereon at the rate of five percent (5%) per annum. All Abated Rent that remains unamortized as of the Termination Date shall be deemed to be the “Unamortized Abated Rent.”

As used herein, the term “Unamortized Tenant Improvement Allowance” shall mean a dollar amount determined as follows. The total amount of the Tenant Improvement Allowance paid to Tenant shall be amortized on a straight-line basis over the forty-nine (49) month Expansion Premises Term with interest thereon at the rate of five percent (5%) per annum. The Tenant Improvement Allowance so paid that remains unamortized as of the Termination Date shall be deemed to be the “Unamortized Tenant Improvement Allowance.”

10. Parking. Effective as of the Expansion Premises Commencement Date, Section 5 of the Summary shall be amended by deleting the words “Ninety (90) unreserved parking spaces (i.e. 3.5 unreserved parking spaces for every 1,000 rentable square feet of the Premises)” and replacing them with the words “Two Hundred Thirty-Two (232) unreserved parking spaces (i.e. 3.5 unreserved parking spaces for every 1,000 rentable square feet of the Premises).”

11. “Bring Your Dog to Work” Days. Notwithstanding anything to the contrary contained in the Lease, Landlord agrees that Tenant shall have the right, on no more than two (2) days per calendar year in the aggregate, and during normal business hours, subject to the terms and restrictions contained herein and in the Lease, to allow Tenant’s employees to bring such employee’s domesticated canine pet (i) to the Original Premises during the period prior to the Expansion Premises Commencement Date and (ii) to the Premises (including the Expansion Premises) from and after the Expansion Premises Commencement Date (“Tenant’s ‘Bring Your Dog to Work Day’ Program”). In addition to all requirements set forth in the Lease, including insurance and indemnity requirements, all of which shall apply to Tenant’s “Bring Your Dog to Work Day” Program, Tenant shall establish reasonable rules and regulations to govern such “Bring Your Dog to Work Day” Program designed to minimize disruption and damage to the Premises, the Building and the Project and which rules shall include, without limitation, the following: Any participating employee shall be required to (i) supervise his or her dog at all times and may never leave the dog unattended, (ii) clean up after his or her dog and dispose of excrement in appropriate trash bins, (iii) immediately leash his or her dog upon request and (iv) provide Tenant with proof of such pet being current with respect to all legally required vaccinations and licenses in advance of bringing such pet to the Premises, Building or Project. If necessary, Tenant shall provide or hire, at Tenant’s sole cost and expense, any personnel or professional service required to retrieve, restrain or subdue any wayward, unresponsive or uncontrollable pet at large in the Premises, Building or Project as a result of Tenant’s “Bring Your Dog to Work Day” Program and Landlord shall have no obligation to assist in any such efforts. Tenant shall provide Landlord with not less than thirty (30) days’ prior written notice of Tenant’s intent to conduct a “Bring Your Dog to Work Day.” Landlord expressly reserves the right to revoke all rights granted herein in the event that, in the reasonable judgment of Landlord, Tenant’s “Bring Your Dog to Work Day” Program becomes a nuisance for the Project based on Landlord’s observations, or complaints or reports from other occupants or contractors within the Project.

12. Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment other than Jones Lang La Salle (“Tenant’s Broker”) and Cassidy Turley Northern California (“Landlord’s Broker”) and that they know of no real estate broker or agent who is entitled to a commission in connection with this Amendment other than Brokers. Tenant’s Broker and Landlord’s Broker are referred to collectively as “Brokers.” Landlord shall be responsible for payment to Brokers of the commission due in connection with this Amendment pursuant to a separate agreement between Landlord and Brokers. Each party hereto agrees to indemnify and defend the other against and hold such other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than Brokers. The terms of this Section 12 shall survive the expiration or earlier termination of this Amendment or the Lease.

13. No Further Modification. Except as specifically set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease, and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and date first written above.

“Landlord”:			“Tenant”:

BP MV TECHNOLOGY PARK LLC, a Delaware limited liability company			COUPONS.COM INCORPORATED, a Delaware corporation

By:	BP OFFICE FUND REIT, INC.,		By:	/s/ Brian Weisfeld
	a Maryland corporation,		Name:	Brian Weisfeld
	its sole member and manager		Title:	Chief Operating Officer

	By:	/s/ Bob Pester	By:	/s/ Richard Hornstein
		Bob Pester	Name:	Richard Hornstein
		Senior Vice President And Regional Manager	Title:	CFO